POOL CORPORATION ANNOUNCES INCREASE IN ITS QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (April 23, 2020) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors declared a quarterly cash dividend of $0.58 per share, a five percent increase over the previous dividend amount of $0.55 per share. The dividend will be payable on May 29, 2020, to holders of record on May 15, 2020.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 378 sales centers in North America, Europe, and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com